AGREEMENT

1.
Parties - The parties to this Agreement are Jeremy Koff at 3920 Carpenter Court, Los Angeles, CA 91604 (hereinafter referred to as "KOFF"), and UKarma Corporation at 770 Broadway, 2nd Floor, New York, NY 10003 (hereinafter referred to as "CLIENT").

2.
Services - At times and places agreed upon in advance and in writing by CLIENT and KOFF during the term of this Agreement, KOFF shall provide to CLIENT consulting and advisory services relative to business planning (hereinafter referred to as the "SUBJECT") now under development at CLIENT.

3.
Compensation - CLIENT agrees to pay and KOFF agrees to accept as consideration for the services to be provided under Section 2 (“Services”) a cash sum of $15,000 (subject to adjustment as described below) and issue a total of 33,333 shares of common stock of Client.

The pricing of the business plan (exclusive of the financial section) is based on estimated hours (including both primary and secondary research, interviews and writing) at a consulting rate of $150/hour. The financial section is based on a rate of $250/hour.

Payment shall be 75% cash and 25% stock. Payment terms, including issuance of stock, is within 7 days of the actual date MILESTONE (see below). Payment terms are: ¼ of the cash portion due upon signing of the contract, ½ of the cash portion due upon delivery of the initial draft of the business plan, and ¼ of the cash portion due upon delivery of the final plan (subject to adjustment as set forth below in the event of a “Reduction” as defined below). The estimate includes up to 2 revisions (maximum 15 hours) after the initial draft is delivered (Additional revisions beyond the 15 hours as requested by the client will be billed at a rate of $150 per hour). The stock price for the 25% stock portion shall be calculated at a 25% discount to the share value offered during the most recent financing round and issued to KOFF in accordance with the PAYMENT SCHEDULE below.

KOFF shall update CLIENT periodically as to the actual number of hours required to finish a Section and make any requested revisions. In the event that the total number of hours required to complete all of the Sections excluding the “Financial Plan” (the “Actual Hours”) is less than 100 hours, then and in such event the cash payment for business plan shall be reduced (a “Reduction”) by the shortfall in Actual Hours as against the estimated hours below multiplied by the price for such hourly work, as follows:(a) 100 minus the Actual Hours, (b) multiplied by $150 and (c) further multiplied by 75%. (For example: if the Actual Hours are 90, then the reduction would be $1,125 derived by (a) 100-90 (i.e., 10), multiplied by (b) $150 (i.e., $1,500) and multiplied by (c) 75% (i.e., the cash portion of the total consideration payable to KOFF)). Further, in the event that the total number of hours required to complete the “Financial Plan” section (the “Financial Actual Hours”) is less than 20 hours, then and in such event the cash payment for business plan shall be reduced by a Reduction based on the hourly rate of $250, as follows: (a) 20 minus the Financial Actual Hours, (b) multiplied by $250 and (c) further multiplied by 75%. (For example: if the Actual Hours are 16, then the reduction would be $750 derived by (a) 20-16 (i.e., 4), multiplied by (b) $250 (i.e., $1,000) and multiplied by (c) 75%. In the event of any Reductions pursuant to the foregoing, the final 25% payment to KOFF upon delivery of the business plan shall be reduced by the aggregate amount of all Reductions.

Estimated Hours by Section:
Section	Est. Hours	% Total	Rate	Cost
Introduction	1	1%	150	150
Executive Summary	8	7%	150	1,200
UKarma Corporate Summary	3	3%	150	450
Product Descriptions	7	6%	150	1,050
Market Analysis	30	25%	150	4,500
Strategy	20	17%	150	3,000
Management Profiles	3	3%	150	450
Financial Plan	20	17%	250	5,000
Growth Area	5	4%	150	750
Risk Factors	5	4%	150	750
Moving Forward	3	3%	150	450
Revisions	15	13%	150	2,250
Total	120	100%	$20,000
25%			$5,000
Total in Cash			$15,000
Share price			$0.20
25% discount to share price			$0.15
#Share (repres. 25% pymt)			33,333

Estimated dates for each MILESTONE are outlined below.

PAYMENT SCHEDULE
MILESTONE	Estimated Date	%Cash	Cash	Shares
Upon Contract Signing	5-May	25%	$3,750	33,333*
Upon 1st Draft Delivered	5-Jun	50%	$7,500
Upon Client Approval	10-Jun	25%	$3,750
TOTAL:		100%	$15,000	33,333

CLIENT shall reimburse KOFF for all reasonable out-of-pocket expenses associated with travel and lodging, when such travel is undertaken at the written request of CLIENT, provided (1) receipts for such expenses are submitted to CLIENT within thirty (30) days after such expenses are incurred and (2) CLIENT gives prior written approval for any travel expense in excess of $250.

4.
Deliverables - The final deliverable product to CLIENT will include 3 color bound copies and a CD which contains the business plan in both Microsoft® Word and PDF formats. A PowerPoint Presentation of the plan (or part thereof) is optional (and in addition to the services outlined in Section 2) at the request of the Client at a rate of $175 per hour. Drafts to CLIENT will be delivered in PDF format unless otherwise requested.

5.	Confidentiality:

a.
Except as set forth below, all information disclosed by CLIENT to KOFF shall be treated as confidential and proprietary information of CLIENT. KOFF shall only use such information for the benefit of CLIENT in the rendering of services for CLIENT and shall not otherwise use or disclose such information to others without the express, written permission of an officer of CLIENT authorized to grant such permission. This confidentiality obligation shall survive in perpetuity.

Upon termination of services, KOFF shall, if requested by CLIENT, within five calendar days return to CLIENT all drawings, writings, recordings and records of every type (including all copies thereof) embodying in any form any confidential information of CLIENT. The foregoing limitations of confidentiality shall not apply to information which KOFF can establish by documentary evidence, (i) was at the time of disclosure to CLIENT, already in the public domain, or already known to KOFF (except information previously acquired by KOFF directly or indirectly from CLIENT or from a third party under a continuing obligation of confidence to CLIENT), or (ii) subsequent to its disclosure to KOFF, entered the public domain through no fault of KOFF or was received by KOFF from a third party not owing a duty of confidence to CLIENT.

b.
KOFF agrees that in rendering services to CLIENT, KOFF shall only disclose to CLIENT information which KOFF has the right to freely disclose without incurring legal liability to or violating the rights of others.

6.
Relationship of Parties - In performing services pursuant to this Agreement, KOFF shall act as an independent contractor having sole and exclusive control of his work and the manner in which it is performed. KOFF shall be free to enter into other consulting agreements as he deems appropriate. KOFF shall not enter into a consulting agreement with any other company which is in direct competition with CLIENT’s business for a period of one year from the termination of this agreement, as outlined in Section 9.

7.
Indemnity - CLIENT agrees to indemnify and hold KOFF (and anyone to which this Agreement or any or all of the SERVICES have been assigned, an “Assignee”) harmless from and against any liability, damages, cost or expense (including without limitation reasonable attorneys fees), as incurred, which arise as a result of any claims or actions against KOFF or any Assignee by any third party arising in connection with or related to this Agreement.

8.
Governing Law - Regardless of the place of contracting, place of performance or otherwise, this Agreement and the rights of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and of this Agreement. In the event of any dispute arising under this Agreement, the dispute shall be resolved exclusively pursuant to the Rules of the American Arbitration Association (utilizing, if available, the rules applicable to commercial disputes), by a one-arbitrator arbitration proceeding held in Los Angeles, California. The non-prevailing party shall be responsible for the payment of all of the arbitration costs (including arbitrator’s compensation) and shall also pay to the prevailing party all of the prevailing party’s costs and expenses incurred in connection with such dispute (including, without limitation, reasonable attorneys’ fees and expenses, expert witness fees and any previously advanced arbitration fees and compensation of the arbitrator). This Agreement has been negotiated at arms' length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived.

9.	Term - This Agreement shall be effective May 1, 2006 and shall extend to and include June 30, 2006.

10.	Miscellaneous

a.
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. No modification of this Agreement shall be effective unless contained in a writing executed by all parties hereto.

b.
KOFF may assign this agreement and all of its rights and obligations hereunder to any corporation or LLC so long as KOFF controls such entity and will provide the services on behalf of any such entity.

c.	The Deliverables, as defined and described in Section 4, is intended to be used for internal use only and is not intended to be relied on by any individual or entity.

d.
All notices, requests, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail (or the functional equivalent in any foreign country), return receipt requested, or by facsimile addressed to the intended recipient thereof at the address and facsimile number set out below (or to such other address or facsimile number as either party may from time to time duly notify the other). Any such notice, demand or communication shall be deemed to have been given immediately if given or made by confirmed facsimile, or three (3) days after mailing if given or made by letter. The addresses and facsimile numbers, if available, for the parties for purposes of this Agreement are:

KOFF:	Jeremy Koff 3920 Carpenter Court Studio City, CA 91604 Tel: 818-219-6273

CLIENT:	Bill Glaser, CEO uKarma Corporation 770 Broadway, 2nd Floor, New York, NY 10003 Tel: 310-869-7899 Fax: 917-591-8274

e.
No failure to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

f.
All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and they are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect (and shall be interpreted as if the illegal, invalid or unenforceable provision had been omitted).

g.	The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

h.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

i.
If a party’s performance hereunder is reasonably delayed due to an act of God, fire, personal illness, flood, riot, war or enacted legislation, such party shall not be in breach due to delayed performance and such party shall act reasonably and in good faith to immediately perform its obligation(s) as soon as reasonably practicable following any such event.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

DATE:	By:
Jeremy Koff 3920 Carpenter Court Studio City, CA 91604,

UKarma Corporation:

DATE:	By: